EXHIBIT 10.11

Contract No. 0012

Date: 07/05/2007

Petroleos Panamerican, represented by the President Mr. Hugo Tovar, hereafter referred to as the “Buyer” on the hand, and the company Odin Petroleum Inc. Venezuela’s Representative in this act, represented by the Office Mrs. Indira Veitia, referred to as ”Seller” on the other hand, have concluded this Long Term Contract as follows:

1.	Subject of the Contract:

1.1

The “Seller” has sold and the “Buyer” has bought on F.O.B. Pointe-a-Pierre , Trinidad & Tobago (according to INCOTERMS 2000), Trinidad & Tobago Annex No. “A” hereinafter referred as the “Goods”, with quality in accordance with Annex No. A, in the quantity of gallons +/- 5% per month, D-2., Partial shipment 300,000 gallons monthly.

2.	Term of Delivery:

2.1.	The Goods shall be delivered over a period of one year pursuant to the Schedule of Delivery (Spot Monthly)
2.2.	The date of Delivery of the Goods under the present contract is the date of the Bill of Lading on terms F.O.B.

3.	The Price and payment terms
3.1.	The price shall be determined by the average of three consecutives days of one week prior to the Bill of Lading (B/L) according to Platt’s US Gulf Coast Waterborne mean quotations for No. 2 oil.
3.2.

In the event there is no quotation for the said Index on any of the three consecutive days referenced above, then the price shall be determined by the means of the quotations on the day immediately proceeding after unquoted date.

3.3.	The payment to be affected by a electronic wire transfer payable seven (7) days in advance upon presentation of the following documents:
3.3.1.	Seller’s signed commercial invoice in triplicate covering the Commodity.
3.3.1.1.	Transfer of property from Seller to Buyer
3.3.1.2.	Certificate of Quality and Quantity by SGS Lab
3.3.1.3.	Certificate of Origin

4.	Quality:
4.1.	The quality of the Goods sold under the present contract should be in conformity with Specifications indicated in Annex “A” hereto.

5.	Delivery:

5.1.

Delivery and acceptance of the Goods in quantity and quality shall be made in accordance with the requirements of the present Contract and Annex “A” hereto. The Goods shall pass from Seller to Buyer at the flange of the Buyer’s vessel at port of loading by means of passing the Bill of Lading or their

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Date: 07/05/2007

nominative representative. The date of the Bill of Lading is considered as date when the flange is disconnected. The owner of the Goods shall be the Buyer form the moment of first payment.

5.2.	The quantity of the Goods delivered from the Seller and accepted by the Buyer is determined by the quantity indicated in the Bill of Lading.
5.3.

On F.O.B. Pointe-a-Pierre, Trinidad & Tobago terms, the quantity of the Goods is determined by the indications of flow meters and also by gauging of vessel tanks in view of vessel correction factor (VEP)

5.4.	The quantity in the Bill of Lading is considered final and obligatory for both parties.
5.5.

The delivered Goods are accompanied by the Certificate of quality of the Producer issued by the Producer and made out in the form agreed by the parties in Annex “A” hereto. The real quality of the Goods loaded on a vessel should correspond to the quality indicated on the Certificate of quality. In case of non-performance of the requirements the Parties will be governed by the rules of Clause 8 of the present Contract.

5.6.	Quality issued by loading authority at the port of loading on the basis of composite samples to be final and binding upon both parties. The independent inspector to be appointed by the Buyer.
5.7.	The Buyer has the right to appoint his official representative at the port of shipment (it is not necessary he should be an independent inspector)
5.8.	During the loading the arbitration samples should be taken using automatic sampler or determinant of quantity.

One part of these samples divided into not less than two bottles sealed by the Seller or his official representative should be stored on board of the vessel under supervision of the Captain for delivery to the Buyer or his representative appointed by him at the port of unloading. The other part of the samples divided into not less than two bottles sealed by the Captain should be delivered to the Seller.

5.9.	Taken samples are the only arbitration samples in case of arbitration.

Both Parties must keep these samples during the whole Contract term and in case of claim, until the moment of settlement.

6.	Delivery terms:

6.1.	The delivery of the Goods must be made in one tanker lot.
6.2.

The Seller informs the Buyer twenty one days (21) prior about the arrival of the Goods at the port of loading. Not later than 14 (fourteen) days prior to the beginning of the month of delivery the Seller is obligated to notify of the Goods that could be loaded in addition to the Goods quantity confirmed by the Seller.

6.3.	Five (5) days prior to the beginning of the month of delivery the Seller should notify the Buyer about the shipping schedule and both parties should agreed upon the schedule two (2) days thereafter.
6.4.	Terms of delivery are F.O.B. Pointe-a-Pierre, Trinidad & Tobago:
6.4.1.

The Buyer according to the delivery schedule should inform the Seller not later than fourteen (14) days prior to arrival of tanker at the port of loading the name, capacity, flag, draught of vessel approximate date of its arrival at the port of loading.

6.4.2.

The Captain should inform the Seller and ship’s owners agent at the port of loading the expected time of tanker arrival 120 hours prior to its arrival its capacity, flag, draught, quantity of clean and dirty ballast on

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board and exact time of the tanker arrival 48, 24 and 12 hours prior to its arrival at the port of loading.

6.4.3.	The Seller should give the Buyer by telex/fax information about the loaded cargo within 24 hours after the end of the loading.
6.4.4.

The Buyer should insure the arrival of freighted vessel at the port of loading on time according to the agreed schedule. The vessel should be ready for loading of the cargo, which it was nominated for.

6.4.5.

Otherwise the Seller is exempted for the responsibility for any demurrage incurred and will have the right to refuse the loading of the vessel. However, the Seller should undertake all actions to load the tanker if possible in the shortest period of time.

6.4.6.

Vessel freighted by the Buyer should in every aspect correspond to port rules concerning the seaworthiness, fire and other safety requirements, ballast, operations and loading norms. The responsibility for observance of the specified terms of conformity is assigned to the Buyer.

6.4.7.	The Seller should insure safe loading of the vessels at mooring without any additional expenses on the part of the Buyer so that the vessels always remain afloat.
6.4.8.

On arrival of the vessel at the port of loading after the receipt of Free Practice (sanitary, border and custom inspection) the Captain or his agent should give to the Seller’s representative the written notice of readiness of his vessel for loading.

6.4.9.	Notice can be given at any time of day and night if it is not contrary to the loading port rules.
6.4.10.

The lay time starts upon expiration of six (6) hours after notice submission by the Captain irrespective of the vessel being on berth or not. In case of the loading in two or more ports the lay time in the second port and others starts from the moment of delivery of readiness notification.

6.4.11.	Loading will be considered completed and lay time will cease upon disconnection of loading flanges.
6.4.12.

The time during of which the loading could not be made due to any reason beyond the Seller’s control such as waiting for an undergoing of sanitary, border and custom inspection, pilotage, mooring, carrying put anchorage to the berth, waiting for and discharging of ballast, and time during which the loading could not be made due to technical and other reason depended on the tanker will not be counted as lay time.

6.4.13.

Time during which loading could not be made because of the weather conditions will not be counted as lay time. Sundays, and Public holidays will be excluded from the calculation of the lay time unless used.

6.4.14.	However upon expiring of the lay time allowed for loading, on Sundays or Holidays as well as stormy weather time preventing the loading shall be included in the lay time.
6.4.15.

The Seller’s lay time for the vessels is determined in conformity with International norms and standards for the type of the tanker considering its capacity, quantity of loaded crude oil according to the schedule (Pointe-a-Pierre, Trinidad & Tobago).

6.4.16.	The claims on demurrage should be submitted to the Seller within two (2) months form the date of the Bill of Lading, otherwise the claim considered void and shall be rejected. The demurrage shall be

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considered and paid within one (1) month from the date of receipt from the Buyer of all documents confirming the given claim.

6.4.17.	Documents setting the cleaning of tanks and pipe lines of the ship signed by the Captain and the First engineer.
6.5	The delivery volume may vary =/- five percent (5%) from the General Contract quantity.

7.	Pollution Compensation:

7.1.

It is in the interest of both the Seller and the Buyer to ensure that the cargo is well protected against involuntary discharge into the sea and avoid pollution of the seawaters. Accordingly the Buyer warrants that all vessels nominated to the loading are enrolled with TOVALOP and are members of CRISTAL LIMITED. If not the Buyer warrants that the vessels for the requirements on pollution demanded above.

8.	Claims:

8.1.

If the quality of Arbitration samples does not correspond to the specifications agreed by the Parties in Annex A, months from the delivery date. All claims presented after the given date will not be accepted by the Seller and the Buyer will not have the right to apply for Arbitration.

8.2.

In case the independent Inspector recognize that the chemical structure of any lot of the Goods does not correspond to the specification stipulated in the present Contract, the Buyer accepts the given lot of the Goods with the deduction of the price by mutual agreement. If the Buyer does not inform the Seller within thirty (30) calendar days after Goods arrival at port of unloading in written form (by facsimile transmission) with attachment of all necessary copies of the document from inspection company confirming inappropriate quality of the Goods lot in comparison with stipulated in the present Contract, then the supplied Goods lot shall be accepted by the Buyer as appropriate to stipulated quality and any claim shall not be accepted.

8.3.	In case the quality of Goods delivered will be better than the agreed by the Parties in Annex A hereto, the Seller will have the right to agree with the Buyer about increase of the price.

9.	Force-Majeure:

9.1

Neither one of the Parties shall be responsible for full or partial non-performance of their obligations under the present Contract if such non-performance is a result of a force-majeure circumstances, such as fire, flood, strikes, wars (announced or not announced) disorders, embargo, wrecks, restrictions entered by government authority (including protectionism, quota introduction, price control) or any circumstances beyond the Parties control raised out after the conclusion of the Present Contract.

9.2

If any of the above mentioned circumstances directly affect fulfillment of the obligations during the period determined by the present Contract the terms for obligations fulfillment will increase accordingly to duration of force-majeure circumstances.

9.3 In case force-majeure circumstances exist for more than ninety (90) days the Parties have the right to cancel the Present Contract partially or completely.

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In such case neither of the Parties will have the right to claim for any reimbursement of possible loss from the other Party.

10.	Arbitration:

10.1

The present Contract represents the only commercial agreement concluded by the Parties according to the International rules, regulating banks and financial activity and these rules are applied for all questions concerning preparation, interpretation, execution, legalities and other aspects related to the present Contract, including usual forms of decency and confidentiality established by the International Chamber of Commerce, Paris, France, and also temporary termination due to force-majeure circumstances. In case no agreement could be reached regarding any of the Contract aspects fulfillment the Parties agree to submit the case to Arbitration Court.

10.2

All disputes and disagreements in execution of the present contract are to be settled by the Arbitration Court at the Commercial and Industrial Chamber in London, England pursuant to the rules and procedures of the specified Arbitration.

10.3	The decision of this Arbitration shall be final and binding on both Parties.

11.	The Order of Transfer of rights:

11.1	The property rights of the Goods, responsibility and all risks will pass from the Seller to the Buyer at the moment of the Goods passing trough the vessel’s flange.

12.	Other Conditions:

12.1	After signing of the present Contract all previous negotiations and correspondence become void.
12.2	All written changes and additions to the present Contract are valid only if both Parties duly sign them.
12.3	All signed Annexes and additions are a part of the present Contract.
12.4

With the exceptions of the cases specially agreed in the present Contract, neither of the Parties shall bear the responsibility for indirect losses, which will arise as a result of performance (non-performance) of the obligations under the present Contract.

12.5	All taxes and duties levied after the point of acceptance (see clause 1 of the present Contract) shall be paid by the Buyer.
12.6

Conditions not stipulated in the present Contract are governed by Incoterms 2000 and subsequent additions hereto for F.O.B. Pointe-a-Pierre, Trinidad & Tobago. The original of the present Contract is signed in English in four copies, two for the Buyer, and two for the Seller. All copies posses’ equal validity. In case of arbitration English version shall prevail.

12.7	It is agreed that documents sent by fax or e-mail certified with a seal is allowed. The parties could demand and receive the original of the document sent by fax.

13. Applicable Law:

Contract No. 0012

Date: 07/05/2007

13.1 All matters related to the validity, interpretation or performance of this Contract shall be governed by the laws of Trinidad & Tobago.

14. Breach:

14.1 Subject agrees to enter into the Contract based on Buyer’s express undertaking to give the Oil the use and destination stipulated in the Particular Conditions of Sale. Buyer warrants therefore that the oil shall be given the use and destination stipulated in the Particular Conditions of Sale.

14.2 Buyer may only change the above mentioned use or destination with Seller’s written consent. Such consent, unless otherwise agreed by Seller, must be given prior to the loading date and, in any case prior to any change in the use or destination of the Oil.

14.3 Any change in the warranted use or destination of the Oil shall entitled Seller to require Buyer to pay the price differential between the Contract price ad the price which Seller would have charged, in accordance with its commercial practices for Oil sold to the new destination. Such right shall accrue regardless of whether Seller has granted or denied Buyer its consent for a change in the use and destination of the Oil.

14.4 Seller reserves the right to request from Buyer a discharge certificate for the purpose of verifying the destination of the Oil. For the purposes of this Clause a discharge, or (ii) the corresponding customs fees receipt or other government document evidencing the port in which the Oil was discharged or (iii) the exemption from customs fees at the port of discharge or (iv) any other document that Seller deems an appropriate substitute thereof.

14.5 Buyer’s failure to comply with any of the provisions of this Clause shall entitle Seller (without prejudice to any other rights and remedies it may have under the Contract) to cancel the Contract, suspend further deliveries of oil under the Contract or dispose of any undelivered oil as it deems fit

15. Notices:

15.1

Except as otherwise provided, all notices, statements and other communications to be given hereunder by one party to the other, shall be deemed to have been sufficiently given of in writing, or delivered by hand or sent by telex or facsimile to the following addresses:

Seller: Odin Petroleum,Inc.-Venezuela’s Representative Office

Av. La Estancia. CCCT. Piso 4. Oficina 408. Chuao. Caracas. 1061.

Buyer: Petróleos Panamerican, S.A.

Urbanizacion Obarrio, Bella Vista Calle 58, Casa No. 30. Panama City, Panama.

15.2 Any change of address shall be advised to the other party in writing, with at least fifteen (15) days prior notice.

Caracas, July 11th , 2007.

SELLER:	BUYER:

Contract No. 0012

Date: 07/05/2007

/s/ Indira Veitia___________	/s/Hugo Tovar______________
Indira Veitia/Officer	Hugo Tovar/President
Odin Petroleum Inc	Petroleos Panamerican S.A.

Venezuela’s Representative